Exhibit 4.17
CERTIFICATE OF TRUST
OF
REGIONS FINANCING TRUST VI
          This Certificate of Trust of Regions Financing Trust VI (the “Trust”), dated March 16, 2007, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).
          1. Name. The name of the business trust being formed hereby is Regions Financing Trust VI.
          2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is Deutsche Bank Trust Company Delaware, a Delaware banking corporation, E.A. Delle Donne Corporate Center, Montgomery Bldg., 1011 Centre Road, Suite 200, Wilmington, Delaware 19805-1266.
          3. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.
          4. Counterparts. This Certificate of Trust may be executed in one or more counterparts.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Deutsche Bank Trust Company Americas, a New York banking corporation, not in its individual capacity but solely as trustee By: Deutsche Bank National Trust Company
By:	/s/ Yana Kalachikova
	Name:	Yana Kalachikova
	Title:	Assistant Vice President

Deutsche Bank Trust Company Delaware, a Delaware banking corporation, not in its individual capacity but solely as trustee
By:	/s/ Elizabeth B. Ferry
	Name:	Elizabeth B. Ferry
	Title:	Assistant Vice President